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                                                                       EXHIBIT 5

                            TAX ALLOCATION AGREEMENT
                                    BETWEEN
                              MCKESSON CORPORATION
                                      AND
                         ARMOR ALL PRODUCTS CORPORATION
                            DATED AS OF JULY 1, 1986
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                            TAX ALLOCATION AGREEMENT

    THIS AGREEMENT dated as of July 1, 1986, is between McKesson Corporation, a Maryland corporation ("McKesson"), and Armor All Products Corporation, a Delaware corporation ("Armor All").

                                  INTRODUCTION

    A. McKesson is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1954, as amended (the "Code"), and Armor All is a member of said affiliated group.

    B. McKesson and Armor All deem it appropriate to define the method by which the Federal income tax liability of the affiliated group shall be allocated between the parties and the manner in which such allocated liability shall be paid.

    ACCORDINGLY, the parties hereto agree as follows:

    1.  DEFINITIONS

    The following terms as used in this Agreement shall have the meanings set forth below:

        (a) "McKesson Group" shall mean the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which McKesson is the common parent.

        (b) "Member" shall mean each includible member of the McKesson Group.

        (c) "Consolidated Return" shall mean a consolidated Federal income tax return filed pursuant to Section 1501 of the Code.

        (d) "Regulations" shall mean the Treasury regulations as in effect from time to time.

        (e) "IRS" shall mean the Internal Revenue Service.

        (f) "Consolidated Tax Liability" shall mean the consolidated Federal income tax liability of the McKesson Group for any taxable year for which the McKesson Group files a Consolidated Return.

        (g) "Separate Return Tax Liability" shall mean the Federal income tax liability of a member computed as if it had filed a separate Federal income tax return for the applicable taxable year with the modifications set forth in Section 1.1552-1(a)(2)(ii) of the Regulations. If the computation of a Member's Separate Return Tax Liability as provided herein does not result in a positive amount, such Member's Separate Return Tax Liability shall be deemed to be zero.

        (h) "Separate Tax Liability" shall mean the amount determined under
    Section 2 hereof.

        (i) "Additional Amount" shall mean the amount determined under Section 3 hereof.

    2.  SEPARATE TAX LIABILITY

        (a) If a Consolidated Return is filed by the McKesson Group for any taxable year, the Separate Tax Liability of Armor All for such taxable year shall be the amount set forth in paragraph (b) hereof as modified by paragraph (c) hereof.

        (b) The amount referred to in this paragraph (b) shall be an amount equal to that portion of the Consolidated Tax Liability for such taxable year that the Armor All Separate Return Tax Liability for such taxable year bears to the sum of the Separate Return Tax Liabilities of all Members for such taxable year; PROVIDED, HOWEVER, that such amount shall not exceed the Consolidated Tax Liability for such taxable year.

        (c) The amount computed pursuant to paragraph (b) above shall be increased by 100% of the excess, if any, of the Armor All Separate Return Tax Liability for such taxable year over such amount.

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    3.  ADDITIONAL AMOUNT

    If a Consolidated Return is filed by the McKesson Group for any taxable year, the Additional Amount shall be equal to 100% of the amount, if any, by which the Consolidated Tax Liability for such taxable year has been decreased by reason of the inclusion of Armor All in the McKesson Group for such taxable year.

    4.  PAYMENTS

    For each taxable year with respect to which McKesson files, or it is reasonably anticipated that McKesson will file, a Consolidated Return which includes Armor All, payment of the Separate Tax Liability or the Additional Amount with respect to such taxable year shall be made as follows:

        (a) On or before the 15th day of the fourth month of such taxable year, McKesson and Armor All shall estimate the Separate Tax Liability or the Additional Amount for such taxable year.

        (b) Armor All shall pay to McKesson or McKesson shall pay to Armor All, as the case may be, on or before each of the due dates upon which McKesson shall make payment of estimates of the Federal income taxes for such taxable year one-fourth of the amount estimated pursuant to paragraph (a) above (the "Estimated Amount"). If, after paying any such installment of the Estimated Amount, McKesson and Armor All make a new estimate, the amount of each remaining installment (if any) shall be the amount which would have been payable if the new estimate had been made when the first estimate for the taxable year was made, increased or decreased, as applicable, by the amount computed by dividing:

            (i) the difference between (A) the amount of the Estimated Amount required to be paid before the date on which the new estimate is made, and (B) the amount of the Estimated Amount which would have been required to be paid before such date if the new estimate had been made when the first estimate was made, by (ii) the number of installments remaining to be paid on or after the date on which the new estimate is made.

        (c) If, after the end of each such taxable year with respect to which McKesson filed, or reasonably anticipates that it will file, a Consolidated Return which includes Armor All, it is determined that the actual Separate Tax Liability or Additional Amount for such taxable period exceeds the aggregate amount paid pursuant to subparagraph (b) above with respect to such taxable period, then such excess shall be paid on or before the later of (i) the 15th day of the third month after the end of such taxable period and (ii) the date on which such excess is finally determined, which shall be not later than 60 days after the Consolidated Return for such taxable period is filed.

        (d) If, after the end of such taxable year with respect to which McKesson filed, or reasonably anticipates that it will file, a Consolidated Return which includes Armor All, it is determined that the amount paid pursuant to subparagraph (b) above with respect to such taxable period exceeds the actual Separate Tax Liability or Additional Amount for such taxable period, then such excess shall be paid on or before the later of (i) the 15th day of the third month after the end of such taxable period and
    (ii) the date on which such excess is finally determined, which shall be not later than 60 days after the Consolidated Return for such taxable period is filed.

    5.  CARRYBACKS

    (a) If the McKesson Group has a consolidated unused investment credit, a consolidated unused foreign tax, a consolidated excess charitable contribution, a consolidated net capital loss or a consolidated net operating loss, as such terms are defined in the Regulations (a "Consolidated Excess Amount") for any taxable year, the portion of such Consolidated Excess Amount which is attributable to a Member (the "Separate Excess Amount") shall be computed in accordance with Section 1.1502-79 of the Regulations.

    (b) If such Consolidated Excess Amount is carried back to a prior taxable year of the McKesson Group during which Armor All was a Member or was not in existence, then the amounts due under this

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Agreement for such prior taxable year shall be redetermined by taking into account such Consolidated Excess Amount and any Separate Excess Amounts allocable to such taxable year.

    (c) Payment of any amount due under this Section 5 shall be made on the date that a credit or refund is allowed with respect to the taxable year to which such payment relates and shall include any interest attributable thereto under
Section 6611 of the Code.

    6.  SUBSEQUENT ADJUSTMENTS

    If any adjustments (other than adjustments made pursuant to Section 5 hereof) are made to the income, gains, losses, deductions or credits of the McKesson Group for a taxable year during which Armor All is a member, whether by reason of the filing of an amended return or a claim for refund with respect to such taxable year or an audit with respect to such taxable year by the IRS, the amounts due under this Agreement for such taxable year shall be redetermined by taking into account such adjustments. If, as a result of such redetermination, any amounts due under this Agreement shall differ from the amounts previously paid, then payment of such difference shall be made (a) in the case of an adjustment resulting in a credit or refund, on the date on which such credit or refund is allowed with respect to such adjustment or (b) in the case of an adjustment resulting in the assertion of a deficiency, on the date on which such deficiency is paid. Any amounts due under this Section 6 shall include any interest attributable thereto under Section 6601 or 6611 of the Code, as the case may be, and any penalties or additional amounts which may be imposed.

    7.  CARRYBACKS FROM SEPARATE RETURN YEARS

    If, for any separate return year, as defined in Section 1.1502-1 of the Regulations, Armor All has a net operating loss, a net capital loss or is entitled to credits against tax which, under the applicable provisions of the Code and the Regulations, may be carried back to a taxable year during which Armor All was a Member, McKesson shall pay to Armor All the amount of any refund or credit or Federal income tax that McKesson receives as a result of the carryback of such losses or credits. Such payment shall be made not later than 60 days after McKesson receives such refund or credit and shall include any interest attributable thereto under Section 6611 of the Code.

    8.  DETERMINATIONS

    All determinations required hereunder shall be made by the independent public accountants regularly employed by the McKesson Group at the time that such determination is required to be made. Such determinations shall be binding and conclusive upon the parties for purposes hereof.

    9.  PROCEDURAL MATTERS

    McKesson shall prepare and file the Consolidated Return and any other returns, documents or statements required to be filed with the IRS with respect to the determination of the Federal income tax liability of the McKesson Group. In its sole discretion, McKesson shall have the right with respect to any Consolidated Returns which it has filed or will file, (a) to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions may be requested and (iii) the elections that will be made by any Member, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the IRS, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refunds, to which the McKesson Group may be entitled, shall be paid by way of refund or credited against the tax liability of the McKesson Group. Armor All hereby irrevocably appoints McKesson as its agent and attorney-in-fact to take such action (including the execution of documents) as McKesson may deem appropriate to effect the foregoing.

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    10.  STATE TAXES

    In the event that McKesson or Armor All, or both, pays any state tax liability or deficiency on the basis that they are parts of the same unitary business, as that term has been applied under the California Revenue and Taxation code Sections 25101-25139 and analogous provisions of other state taxing statutes,

    (a) in the case Armor All pays any state tax liability or deficiency which exceeds its liability or deficiency on a separate return basis, McKesson shall pay to Armor All the amount by which the liability or deficiency exceeds Armor All's liability or deficiency on a separate return basis, on the date which Armor All pays all liability or deficiency, or;

    (b) in the case Armor All pays any state tax liability or deficiency which is less than its liability or deficiency on a separate return basis, Armor All shall pay to McKesson the amount by which its liability or deficiency on a separate return basis exceeds the liability or deficiency actually paid, on the date the liability or deficiency is paid, or;

    (c) in the case Armor All is allowed a credit or refund which it would not be allowed on a separate return basis, Armor All shall pay to McKesson the amount of such credit or refund on the date when such credit or refund is allowed to Armor All.

    Any amounts due under this Section 10 include any interest attributable thereto under the law of the taxing state, and any penalties or additional amounts which may be imposed. This Section 10 does not affect the separate responsibility of McKesson and Armor All, respectively, with regard to state tax adjustments not attributable to treating McKesson and Armor All as parts of the same unitary business.

    11.  MISCELLANEOUS PROVISIONS

    (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.

    (b) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of California from time to time obtaining.

    (c) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

    (d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (e) The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporation seals to be affixed hereto, all on the date first above written.

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
                                MCKESSON CORPORATION

Attest:

                                By:
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                                     Title:

                                ARMOR ALL PRODUCTS CORPORATION

Attest:

                                By:
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                                     Title:

Attest:

                                By:
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                                     Title:
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